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                             For further information contact:
                     BANC ONE: John A. Russell (614) 248-5989
                        Premier: Neil Williams (504) 334-7021


FOR RELEASE: July 19, 1995

         PREMIER BANCORP TO JOIN BANC ONE CORPORATION

BANC ONE CORPORATION (NYSE:ONE) and Premier Bancorp, Inc. (NASDAQ:PRBC), a bank holding company headquartered in Baton Rouge, Louisiana, jointly announced today that they have signed an agreement for the merger of Premier with BANC ONE. The announcement was made by John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, and G. Lee Griffin, Chairman and Chief Executive Officer of Premier Bancorp.

This transaction supersedes the agreement that has been in place since February 1991. Under the original agreement, BANC ONE purchased $65 million of newly issued capital notes from Premier Bancorp and received an option to acquire Premier during the fourth or fifth year of the agreement.

Terms of the new agreement call for Premier Bancorp shareholders to receive .617761 shares of BANC ONE stock for each share of Premier. Based on the closing price of BANC ONE stock on July 18th the value of the exchange is $20.15 for each share of Premier stock. The original agreement called for an exchange rate value of approximately $17.41 for each share of Premier stock.

In addition to approving the proposed transaction with BANC
ONE, Premier Bancorp's Board of Directors also approved a
$.25 per share cash dividend payable August 31, 1995 to shareholders of record as of August 15, 1995.

McCoy said, "We were able to increase the original offer price based on the outstanding job Premier has done improving both the credit quality and performance of their franchise. They have expanded throughout the state and hold a dominant position in most markets outside of New Orleans."

Griffin said, "We are very pleased to be joining BANC ONE. The Corporation has demonstrated an exceptional ability that enables affiliates to further increase their operating performance through the economies afforded to a national
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BANC ONE
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financial service provider. This association will permit us to play an even more significant role in the future growth of Louisiana." When the affiliation is completed, Premier Bancorp will become Banc One Louisiana Corporation. Completion of the transaction is subject to due diligence, regulatory approval and other conditions, and it is expected to be completed during the fourth quarter of 1995. If the transaction is not completed pursuant to the new agreement, the rights of the parties set forth in the previous agreement will remain in effect.

Premier Bancorp had assets of approximately $5.5 billion as of June 30, 1995 and operates 150 banking offices throughout the state. BANC ONE had assets of $86.8 billion and common equity of $7.6 billion at June 30, 1995. BANC ONE operates 65 banks with 1,408 offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also operates several additional corporations that engage in data processing, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing, mortgage banking, consumer finance and insurance.

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